Exhibit 99.1

FOR IMMEDIATE RELEASE ON THURSDAY, NOVEMBER 3, 2011

KODIAK OIL & GAS CORP. REPORTS

THIRD QUARTER 2011 FINANCIAL RESULTS

DENVER — November 3, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana, today announced its third quarter 2011 financial results.  The Company also today provided an interim operations update on its Williston Basin drilling and completion activities.

Highlights Include:

•                  Q3 2011 GAAP EARNINGS OF $30.8 MILLION ($0.15 PER SHARE), INCLUDING UNREALIZED DERIVATIVE GAINS

•                  OIL & GAS SALES OF $29.5 MILLION, A 263% INCREASE

•                  ADJUSTED EBITDA OF $20.0 MILLION, 321% GROWTH

Third Quarter 2011 Financial Results

The Company reported net income for the third quarter 2011 of $30.8 million, or $0.15 per basic and diluted share, compared with net income of $361,000, or $0.00 per basic and diluted share, for the same period in 2010.  Included in the third quarter 2011 net income calculation are unrealized derivative gains of $19.0 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  The unrealized derivative gains, a non-cash credit, increased Kodiak’s reported net income for the third quarter 2011 by $0.09 per basic and diluted share.

For the quarter-ended September 30, 2011, the Company reported oil and gas sales of $29.5 million, as compared to approximately $8.1 million during the same period in 2010, a 263% increase and a Company record.  Crude oil revenue accounted for approximately 95% of third quarter 2011 oil and gas sales.  Kodiak posted a 183% increase in oil sales volumes and a 262% increase in gas sales volumes for an overall 187% increase in quarter-over-quarter equivalent sales volumes to approximately 364,000 barrels of oil equivalent (BOE).  Kodiak provided a comprehensive third quarter 2011 production and operations update on Tuesday, October 18, 2011 which may be referenced for a more detailed production discussion.

Adjusted EBITDA, a non-GAAP measure, was $20.0 million for the third quarter 2011, as compared to $4.7 million in the same period in 2010, a 321% increase and another Company record.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion (iv) amortization of deferred financing costs, (v) impairment, (vi) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vii) pre-tax unrealized gains and losses on foreign currency, and (viii) pre-tax unrealized gain and losses on commodity price risk management activities.  A reconciliation of Adjusted EBITDA to net income is included in the financial tables later in this earnings release.

Kodiak reported record net cash provided by operating activities for the third quarter 2011 of $19.6 million, as compared to $8.0 million in the same period in 2010.  The Company reported cash used in investing activities of $89.7 million during the third quarter of 2011, of which $66.0 million was invested for the drilling and completion of wells and for infrastructure in its Williston Basin drilling program and $17.7 million of which was allocated to a deposit into escrow associated with the recently announced acquisition of additional Williston Basin assets which closed on October 28, 2011.

Third Quarter 2011 Expense Analysis

For the quarter-ended September 30, 2011, general and administrative (G&A) expense was $4.5 million, as compared to $2.8 million for the same period in 2010.  The increase in total G&A is attributed primarily to the hiring of new personnel as the Company continues to rapidly expand its oil and gas operations and operated rig count.  The Company had 60 employees at September 30, 2011, as compared to 30 employees at September 30, 2010.  Included in the third quarter 2011 G&A expense is a non-cash, stock-based compensation charge of $1.0 million, as compared to $1.1 million for the same period in 2010.

Kodiak’s lease operating expense (LOE) for the third quarter 2011 was $6.5 million, as compared to $1.7 million during the same period in 2010.  The increase in LOE is attributed to additional production expense associated with a growing number of producing wells.  This increase also included expenses incurred in repairing roads and well pads following the first-half 2011 adverse winter weather and resultant flooding during the spring runoff.  Severance taxes were also higher due to increased oil and gas revenues during the 2011 period, as compared to the 2010 period.

Depletion, depreciation, amortization and accretion (DD&A) expense for the third quarter 2011 was $6.8 million, as compared to $2.1 million for the same period in 2010.  The increase is primarily due to the increase in sales volumes and, to a lesser extent, an increase in the per-unit charge.

Kodiak Oil & Gas Corp.				% Change
Unit Cost Analysis	Q3-11	Q2-11	Q3-10	Sequential	Q-o-Q
Sales Volumes in Barrels of Oil Equivalent (BOE)	363,703	238,275	126,767	53%	187%
Average Price Received Oil ($ Bbl)	$82.51	$95.72	$66.07	-14%	25%
Average Price Received Gas ($ Mcf)	10.20	7.99	4.47	28%	128%
Lease Operating Expense ($ BOE)	8.14	7.46	6.25	9%	30%
Production Tax ($ BOE)	8.83	10.33	7.05	-15%	25%
DD&A Expense ($ BOE)	18.70	19.02	16.42	-2%	14%
Gathering, Transportation & Marketing Expense ($ BOE)	0.91	0.82	0.16	11%	469%
Total G&A Expense ($ BOE)	12.50	17.58	21.95	-29%	-43%
Non-cash Stock-based Compensation Expense ($ BOE)	$3.02	$3.98	$8.55	-24%	-65%

Nine-Month Period Financial Results

The Company reported record quarterly net income for the nine-month period ended September 30, 2011 of $37.6 million, or $0.20 per basic and diluted share, compared with net income of $2.0 million, or $0.02 per basic and diluted share, for the same period in 2010.  Included in the nine-month 2011 period’s net income calculation are unrealized derivative gains of $15.5 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  The unrealized derivative gains, a non-cash credit, increased Kodiak’s reported net income for the 2011 nine-month period by $0.08 per basic and diluted share.

Oil and gas sales were $65.0 million for the first nine months of 2011, as compared to approximately $20.0 million during the 2010 period, a 225% increase and a Company record.  Kodiak reported a 154% increase in oil sales volumes and a 117% increase in gas sales volumes for an overall 151% increase in equivalent production volumes during the nine-month 2011 period, as compared to the 2010 period.  Production for the 2011 nine-month period was 770,000 BOE/d, as compared to 307,000 BOE/d in the prior year period.

For the first nine months of 2011, Adjusted EBITDA was $41.4 million, as compared to $10.9 million for the prior-year period.  Kodiak reported net cash provided by operating activities for the first nine months of 2011 of $43.1 million, as compared to $12.8 million in the prior-year period.

The Company reported cash used for investing activities of $239.6 million during the first nine months of 2011 with approximately $155.3 million invested for the drilling and completion of wells in its Williston Basin drilling program,

$132.3 million of which was allocated to Kodiak-operated wells.  During the first nine months of 2011, Kodiak drilled or participated in 31 gross wells (13.9 net) and completed 18 gross wells (8.2 net).  The Company also invested $85.8 million during the second quarter 2011 to acquire an additional 25,000 net acres and producing properties in the Williston Basin which closed on June 30, 2011.

As of September 30, 2011, the Company’s total current assets were $133.6 million, its cash and equivalents position was $78.6 million and it had prepaid expenses, consisting of tubular goods and surface equipment, of $20.0 million.  Long-term debt as of September 30, 2011 was $55.0 million, which consisted of zero borrowings under the Company’s revolving line of credit and $55 million in borrowings under its second lien term loan credit facility (“second lien facility”) both of which are led by Wells Fargo.

As of November 3, 2011, Kodiak had $186 million outstanding under its credit facility that was drawn in conjunction with the October 28, 2011 acquisition of Williston Basin producing properties and undeveloped leasehold.  The Company also had $100 million outstanding on its second lien facility.

Subsequent Events

On October 28, 2011, the Company acquired from a privately held oil and gas company, interests in approximately 13,400 net acres of Williston Basin leaseholds, and related producing properties located primarily in Williams County, N.D.  The Company paid cash consideration of approximately $248.2 million and the effective date was August 1, 2011, with purchase price adjustments calculated at the closing date October 28, 2011.

In October 2011, Kodiak amended its existing agreement with Halliburton Energy Services whereby the Company will have a full-time 24-hour dedicated crew for pressure pumping services.  Kodiak anticipates having approximately 21 days available through year-end and then moving into a full-time arrangement in early 2012.  As a result of the agreement, Kodiak believes that it has enhanced its ability to execute its ongoing completion program.

2011 Production Guidance

As stated in the earlier October 18, 2011 news release, the Company averaged approximately 4,000 barrels of oil equivalent (BOE) during the third quarter of 2011.  After completing the five gross (4.0 net) wells in late September and early October 2011, the Company’s production is in the range of 7,500 to 8,000 BOE per day.  Subject to the timely and satisfactory execution of the Company’s currently scheduled fourth quarter completions, the Company believes its full-year average daily production guidance for the range of 4,500 BOE/d to 5,000 BOE/d remains intact.  Kodiak reaffirms its December 31, 2011 exit rate guidance of over 9,000 BOE/d, excluding production associated with properties that closed on October 28, 2011.

2011 Capex Guidance

The Company’s 2011 estimated capital expenditure budget remains $230 million, excluding property acquisitions.

•                  The budget allocates $185 million for the drilling and completion of operated wells and related infrastructure and other capital expenditures. In the nine-month period ended September 30, 2011, Kodiak invested approximately $132 million on operated properties, inclusive of $8 million allocated to producing properties from property acquisitions.  Year-to-date through September 30, 2011 Kodiak has completed eight gross (5.6 net) operated wells and drilled 13 gross (9.9 net) operated wells.

•                  Approximately $40 million of the 2011 estimated capital expenditure budget is allocated to non-operated drilling activity in Dunn County. Year-to-date, the Company has invested $23.0 million in completing six gross (2.9 net) non-operated wells and have participated in the drilling of 18 gross (4.0 net) non-operated wells.

•                  The Company has invested $6.5 million for leasehold expenditures through September 30, 2011.

Williston Basin Operations Update

Kodiak’s five operated drilling rigs are presently drilling ahead on multi-well drilling pads.  Three rigs are drilling in McKenzie County, and two rigs are drilling in Dunn County.

For the remainder of the fourth quarter 2011, Kodiak expects to complete or commence completion operations on an additional nine gross (6.1 net) operated wells, including two gross (0.8 net) wells from the recent acquisition.  These operated wells are located on four drilling pads consisting of three, two-well pads and one, three-well pad.  Drilling has been completed and operations are underway to construct surface equipment and pipelines on each of the pads.  Currently, two gross (0.8 net) wells have been completed and are in flow-back operations.  The remaining seven gross (6.6 net) wells are expected to commence completion operations during the remainder of the fourth quarter.

Prior to the winter months, midstream infrastructure companies have been actively laying pipeline across the Company’s core operating areas.  Kodiak expects that many of its wells will be connected to the pipelines wherever possible.  Pipeline infrastructure should help mitigate product transportation issues during the upcoming winter season.

With the addition of the October 28, 2011 acquisition, Kodiak now operates, or has an interest in, a total of 65 gross (33.4 net) producing wells.

The Company’s joint venture partner in Dunn County continues to operate a two-rig drilling program.  Kodiak’s working interest is an approximate 50% with respect to the wells drilled and/or completed in the fourth quarter 2011.  Additionally, by virtue of minor leasehold interests operated by other industry partners, Kodiak participated in 13 gross (1.3 net) non-operated wells during the third quarter of 2011.  Kodiak will continue to have non-operated working interests in ongoing operations by other operators.

The following summary provides a tabular presentation of data pertinent to Kodiak’s Williston Basin drilling and completion activities targeting the Bakken during 2010 and 2011 (gas is converted on a 6 Mcf to 1 barrel of oil basis) as of November 3, 2011:

One-year North Dakota (Bakken and Three Forks) Drilling and Completion Activities

			IP 24- Hour		Daily Production (BOE/d)				Gas / Oil
Well	WI / NRI (%)	Completion Date	Test BOE/D		30 Day	60 Day	90 Day	180 Day	Ratio (GOR)	Well Status (2)
Dunn County, ND
MC #13-34-28-1H	59 / 48	Sep-10	1,906		1,082	1,074	995	723	700	PW
MC #13-34-28-2H	59 / 48	Aug-10	2,055		1,259	1,073	932	655	600	PW
TSB #14-21-33-15H	50 / 41	Dec-10	2,050		877	790	706	701	700	FW
TSB #14-21-33-16H3	50 / 41	Dec-10	1,042		603	444	—	—	550	FW
TSB #14-21-4H	50 / 41	Dec-10	1,196		656	470	397	—	600	PW
TSB #14-21-16-2H	50 / 41	Apr-11	N/A		194	164	—	—	600	PW
TSB #2-24-12-2H	50 / 41	Sep-11	1,752	(1)	—	—	—	—	600	FW
SC #2-24-25-15H	96 / 79	Sep-11	3,028		1,449	—	—	—	730	FW
TSB #2-24-12-1H3	50 / 41	Sep-11	3,083		1,398	—	—	—	500	FW
SC #12-10-11-9H	97 / 79	Oct-11	2,950		—	—	—	—	700	FW
SC #12-10-11-9H3	97 / 79	Q311	2,982		—	—	—	—	700	FW
SC #2-24-25-16H	96 / 79	2012	—		—	—	—	—	—	WOC
SC #2-8-17-15H	46 / 38	Q411	—		—	—	—	—	—	WOC
CE #15-22-15-4H	56 / 45	Q411	—		—	—	—	—	—	Completing
CE #15-22-15-3H3	56 / 45	Q411	—		—	—	—	—	—	Completing
SC #2-8-17-14H3	46 / 38	Q411	—		—	—	—	—	—	WOC
CE #15-14-11-4H	56 / 45	2012	—		—	—	—	—	—	Drilling
SC #9-2-3-5H	99 / 81	2012	—		—	—	—	—	—	Mobilizing

McKenzie County, ND
Grizzly #1-27H-R	74 / 60	Sep-10	507	210	204	196	189	800	PW
Grizzly #13-6H	68 / 56	Feb-11	399	122	120	119	—	350	PW
Koala #9-5-6-5H	95 / 78	Apr-11	3,042	1,377	1,165	1,103	—	1200	FW
Koala #9-5-6-12H3	95 / 78	Apr-11	2,327	1,072	1,063	980	—	1300	FW
Koala #3-2-11-14H	52 / 42	Jul-11	3,412	1,337	1,230	—	—	1250	FW
Koala #3-2-11-13H	53 / 43	Jul-11	3,021	1,144	1,004	—	—	1200	FW
Koala #2-25-36-15H	66 / 53	Q411	—	—	—	—	—	—	WOC
Koala #2-25-36-14H3	66 / 53	Q411	—	—	—	—	—	—	WOC
Koala #2-25-36-13H3	66 / 53	Q411	—	—	—	—	—	—	WOC
Smokey #15-22-15-2H	85 / 69	Q411	—	—	—	—	—	—	WOC
Smokey #15-22-34-15H	63 / 51	Q411	—	—	—	—	—	—	WOC
Grizzly #3-25-13-3H	50 / 41	2012	—	—	—	—	—	—	Drilling
Smokey #3-6-7-14H	56 / 45	2012	—	—	—	—	—	—	Drilling
Smokey #16-20-17-2H	94 / 75	2012	—	—	—	—	—	—	Drilling
Williams County, ND
Mildred #9-4-1H	45 / 35	Q411	—	—	—	—	—	—	WOC
State #16-21-1H	36 / 28	Q411	—	—	—	—	—	—	WOC
Long #1-12-1H	73 / 56	2012	—	—	—	—	—	—	WOC

(1)14 stages completed initially, with remaining stages completed Oct. 2011	FW = Flowing Well
(2) Well Status is as of November 3, 2011	WOC = Waiting on Completion PW = Pumping Well

Management Comment

Commenting on third quarter 2011 results, Kodiak’s Chairman and CEO Lynn A. Peterson said: “Kodiak’s third quarter results were strong and we intend to leverage the financial and operational momentum into the remainder of 2011 and continuing into 2012.   We continue to achieve operational progress which is yielding improved field-level efficiencies as we expand our Williston Basin asset base and operated rig count.  By adding the fifth operated drilling rig, we are now able to secure a dedicated 24-hour frac crew commencing the first part of 2012.  We believe the expanded pressure pumping agreement with Halliburton should further improve completion efficiencies during our 2012 development drilling program.

“We continue to make excellent wells in both Dunn and McKenzie Counties, which are integral to our production and cash flow growth trajectory we intend to provide our shareholders.  One particularly positive development is the continued strong production profile from our first Three Forks well located in the McKenzie County Koala Project area.  As shown above through the first 90 days of production, the well averaged nearly 1,000 BOE/d and is mirroring the offsetting Bakken well drilled just 700 feet away. With additional Three Forks production data, we can provide more accurate estimated ultimate recoveries for the Three Forks in the Koala area.  We will also closely monitor the production profile from our two recent Dunn County Three Forks completions which have generated encouraging results.

“Our recently closed acquisition of producing properties and undeveloped leasehold is complementary to our Koala Project area.  Having gas and water infrastructure already in place adds significant value, while the production provides cash flow for continued development drilling.  We opted to not extend the drilling rig contract; however, we are evaluating the potential of adding a sixth operated rig in spring 2012 once the winter weather subsides.”

Q311 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, November 4, 2011 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q311 Financial and Operating Results Conference Call

Date:	Friday, November 4, 2011
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 19593672
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=83102
Replay:	Available through Friday, November 11, 2011 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode: 19593672 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: exploration and development plans; drilling plans and expectations, including the timing and pace of our drilling activities, and the manner and stages in which wells are expected to be drilled; the number, mobilization, intended use and current planned future location of our rigs; spudding activities; expectations regarding availability and benefits of infrastructure; expectations regarding the benefits of recent acquisitions;;  the amount and allocation of the Company’s anticipated capital expenditures and the timing and success of such programs; the estimated costs to drill and complete wells and the Company’s expectations regarding potential improvements in its ability to execute its completion activities; the sources and sufficiency of funding for our capital budget; expectations concerning weather conditions and the impact of such conditions on our operations; the future performance of our oil & gas properties, including well production, and trends in well performance; the independent nature of the Three Forks and Middle Bakken reservoirs; the commercial prospects of the Three Forks Formation; and the amount and sufficiency of future cash flows and sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended September 30, 2011.

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$78,641	$101,198
Accounts receivable
Trade	18,049	11,328
Accrued sales revenues	11,952	4,578
Commodity price risk management asset	4,978	—
Inventory, prepaid expenses and other	20,002	18,212

Total Current Assets	133,622	135,316

Oil and gas properties (full cost method), at cost
Proved oil and gas properties	325,190	205,360
Unproved oil and gas properties	184,766	107,254
Wells in progress	71,578	21,418
Equipment and facilities	4,367	2,429
Less-accumulated depletion, depreciation, amortization, accretion and writedowns	(118,732)	(103,799)
Net oil and gas properties	467,169	232,662

Cash held in escrow	17,671	—
Commodity price risk management asset	4,788	—
Property and equipment, net of accumulated depreciation of $522 at September 30, 2011 and $377 at December 31, 2010	1,100	366
Deferred financing costs, net of amortization of $677 at September 30, 2011 and $83 at December 31, 2010	2,970	1,593

Total Assets	$627,320	$369,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$53,615	$23,179
Commodity price risk management liability	—	2,248
Total Current Liabilities	53,615	25,427

Noncurrent Liabilities
Long term debt	55,000	40,000
Commodity price risk management liability	—	3,495
Asset retirement obligations	2,556	1,968
Total Noncurrent Liabilities	57,556	45,463

Total Liabilities	111,171	70,890

Commitments and Contingencies - Note 10

Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 209,331,439 shares as of September 30, 2011 and 178,168,205 shares as of December 31, 2010	586,784	407,312
Accumulated deficit	(70,635)	(108,265)

Total Stockholders’ Equity	516,149	299,047

Total Liabilities and Stockholders’ Equity	$627,320	$369,937

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues
Oil sales	$28,151	$7,964	$62,588	$19,374
Gas sales	1,377	167	2,387	599
Total revenues	29,528	8,131	64,975	19,973

Operating expenses
Oil and gas production	6,505	1,705	13,512	4,435
Depletion, depreciation, amortization and accretion	6,801	2,081	15,054	4,932
Asset impairment		—	—	—
General and administrative	4,549	2,761	13,069	7,439
Total expenses	17,855	6,547	41,635	16,806

Operating income	11,673	1,584	23,340	3,167

Other income (expense)
Gain (loss) on commodity price risk management activities	18,806	(1,149)	13,968	(1,101)
Interest income (expense), net	(263)	(76)	(598)	(108)
Other income	629	2	920	5
Total other income (expense)	19,172	(1,223)	14,290	(1,204)

Net income	$30,845	$361	$37,630	$1,963

Earnings per common share:
Basic	$0.15	$0.00	$0.20	$0.02
Diluted	$0.15	$0.00	$0.20	$0.02

Weighted average common shares outstanding:
Basic	202,721,678	133,356,932	186,891,361	123,929,455
Diluted	205,712,033	134,947,407	189,951,979	125,533,666

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$30,845	$361	$37,630	$1,963
Reconciliation of net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	6,801	2,081	15,054	4,932
Amortization of deferred financing costs	290	22	677	52
Unrealized (gain) loss on commodity price risk	—	—
management activities, net	(19,012)	1,148	(15,509)	1,101
Stock based compensation	1,028	1,058	3,514	2,778
Changes in current assets and liabilities:	—	—
Accounts receivable-trade	(10,532)	(1,412)	(6,721)	(3,501)
Accounts receivable-accrued sales revenue	(4,508)	(1,286)	(7,374)	(1,631)
Prepaid expenses and other	(96)	(377)	6,669	(983)
Accounts payable and accrued liabilities	14,816	6,368	9,197	8,108
Net cash provided by operating activities	19,632	7,963	43,137	12,819

Cash flows from investing activities:
Oil and gas properties	(69,539)	(20,396)	(205,375)	(45,453)
Sale of oil and gas properties	—	—	2,132	—
Prepaid tubular goods	(831)	152	(15,849)	(4,528)
Equipment, facilities, & other	(1,653)	(197)	(2,817)	(706)
Restricted investment	—	210
Cash held in escrow	(17,671)	—	(17,671)	—
Net cash used in investing activities	(89,694)	(20,231)	(239,580)	(50,687)

Cash flows from financing activities:
Net borrowings (repayments) under credit facility	(59,808)	(5,000)	15,000	—
Proceeds from the issuance of common shares	168,450	79,065	169,557	79,682
Debt and share issuance costs	(10,384)	(4,350)	(10,671)	(4,872)
Net cash provided by financing activities	98,258	69,715	173,886	74,810

Increase (decrease) in cash and cash equivalents	28,196	57,447	(22,557)	36,942

Cash and cash equivalents at beginning of the period	50,445	4,380	101,198	24,885

Cash and cash equivalents at end of the period	$78,641	$61,827	$78,641	$61,827

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$31,259	$2,612	$31,259	$3,462

Oil & gas properties acquired through common stock	$—	$—	$14,425	$—

Cash paid for interest	$1,518	$64	$3,766	$79

In evaluating its business, Kodiak considers earnings before interest, taxes, depletion, depreciation, amortization, and accretion, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock-based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months and nine months ended September 30, 2011 and 2010 is provided in the table below:

KODIAK OIL & GAS CORP.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended September 30,
	2011	2010
Reconciliation of Adjusted EBITDA:

Net income	$30,845	$361
Add back:
Depreciation, depletion, amortization and accretion	6,801	2,081
Amortization of deferred financing costs	290	22
(Gain) / loss on foreign currency exchange	—	—
Unrealized (gain) / loss on commodity price risk management activities	(19,012)	1,149
Stock based compensation expense	1,028	1,058
Interest expense	—	64
Adjusted EBITDA	$19,952	$4,735

KODIAK OIL & GAS CORP.
RECONCILIATION OF ADJUSTED EBITDA

	Nine months ended September 30,
	2011	2010
Reconciliation of Adjusted EBITDA:

Net income	$37,630	$1,963
Add back:
Depreciation, depletion, amortization and accretion	15,054	4,932
Amortization of deferred financing costs	677	52
(Gain) / loss on foreign currency exchange	—	(1)
Unrealized (gain) / loss on commodity price risk management activities	(15,509)	1,101
Stock based compensation expense	3,514	2,777
Interest expense	—	79
Adjusted EBITDA	$41,366	$10,903